Exhibit 99.1

Boxwood Merger Corp. Announces Pricing of $200 Million Initial Public Offering

SANTA MONICA, November 15, 2018 (BUSINESS WIRE) – Boxwood Merger Corp. (the “Company announced today the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “BWMCU” beginning tomorrow. Each unit consists of one share of the Company’s Class A common stock and one warrant, each warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ Stock Market under the symbols “BWMC” and “BWMCW,” respectively.

Boxwood Merger Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies that provide technical and industrial services. The Company is led by Chairman and Chief Executive Officer Stephen M. Kadenacy, Chief Financial Officer Daniel E. Esters and Chief Investment Officer Duncan Murdoch.

BofA Merrill Lynch, Morgan Stanley and Macquarie Capital are acting as joint book-running managers and I-Bankers Securities, Inc. is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@baml.com, and and Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019, Attention: Syndicate Department, telephone: 212-231-0440, or by emailing: MacquarieEquitySyndicateUSA@macquarie.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on November 15, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

[Daniel E. Esters]

dan.esters@boxwoodmc.com